Exhibit (d)(30)(i)

AMENDMENT NO. 1

TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement (“Amendment No. 1”), dated as of December 1, 2005, between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or the “Manager”) and GAMCO Asset Management, Inc., a New York corporation (the “Adviser”).

AXA Equitable and the Adviser agree to modify the Investment Advisory Agreement, dated as of July 9, 2004 as follows:

1. Existing Portfolio. AXA Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/GAMCO Mergers and Acquisitions Portfolio (formerly, EQ/Enterprise Mergers and Acquisitions Portfolio) and the EQ/GAMCO Small Company Value Portfolio (formerly, EQ/Enterprise Small Company Value Portfolio) on the terms and conditions set forth in the Agreement.

2. Appendix A. Appendix A to the Agreement, setting forth the Portfolio(s) of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		GAMCO INVESTORS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Douglas Jamieson
Name:	Steven M. Joenk	Name:	Douglas Jamieson
Title:	Senior Vice President	Title:	President

APPENDIX A

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

Portfolios	Advisory Fee
EQ/GAMCO Small Company Value Portfolio	0.40% of the Portfolio’s average daily net assets up to an including $1 billion; and 0.30% of the Portfolio’s average daily net assets in excess of $1 billion.

EQ/GAMCO Mergers and Acquisitions Portfolio	0.45% of the Portfolio’s average daily net assets up to and including $100 million; and 0.40% of the Portfolio’s average daily net assets in excess of $100 million.

2